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                                                                      EXHIBIT 99

                                                                     LIBBEY INC.
                                                                300 MADISON AVE.
                                                                  P.O. BOX 10060
                                                                TOLEDO, OH 43699
                                                                     (NYSE: LBY)

AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES        KENNETH BOERGER       SUZY LYNDE
VP/CFO                VP/TREASURER          ANALYST INQUIRIES
(419) 325-2490        (419) 325-2279        (312) 640-6772

FOR IMMEDIATE RELEASE
THURSDAY, MAY 18, 2000

       LIBBEY INC. REVIEWS 3-YEAR FINANCIAL TARGETS, STRATEGIES TO DRIVE
                            SOLID NET INCOME GROWTH

CITES CONTINUED BENEFITS OF CAPACITY REALIGNMENT, EXPANDED NEW PRODUCT DEVELOPMENT EFFORTS

TOLEDO, OHIO, MAY 18, 2000--At a meeting in Monterrey, Mexico, with security analysts and investors, John F. Meier, chairman and chief executive officer of LIBBEY INC. (NYSE: LBY) reviewed the company's operational strategies and plans to achieve sales and net income growth over the next three years. The company announced 2002 targets for sales of $525 million and net income of $61 million, and ability to achieve an income from operations profit margin of 19%. These figures compare with 1999 results of $461 million in sales, $43.4 million in net income and an income from operations profit margin of 17.2%. In addition, the company is targeting additional sales of $200 million by 2002 associated with new acquisitions.

Key to the plan are to:

- Better allocate sales and production resources to key markets and customers to improve sales mix, and exiting marginal sales activity;

- Achieve operational efficiencies and lower costs through higher capital spending in new technologies, with capital spending expected to exceed $20 million in 2000;

-    Improve global sourcing arrangements;

- Introduce more new products in glassware, dinnerware and flatware, aided through the addition of a leading outside design firm, also to improve sales mix; and

- Continue successful acquisition thrust, with a focus on foodservice supply item providers and international glass tableware manufacturing.

Commenting on Libbey's targets, Meier said, "We experienced a record performance in 1999 with solid growth with our core foodservice customers in all products, reduced costs and improved balancing of production resources and successful new product introductions. The formula for the next three years is to concentrate on continuing to improve our profitability.



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While achieving a 19% operating margin is a lofty goal, we have the plans in place to continue to increase our profit margins."

Meier added, "While we expect sales growth to be modest in the short-term, our direction is to go to market with more focus, utilizing our extensive sales and marketing network while adding more value through interesting new products and improved service. As an example, since early April, we have introduced 247 new products to foodservice and retail customers, and we are encouraged by the early response. We are meeting the market with success in new products out of our core glassware operations, Syracuse China and World Tableware. Also, new production equipment will be employed to improve our cost structure and flexibility to serve key customers. These investments will approximate $20 million annually in capital over the next few years. In addition, the growth in our activity is expanding the use of our joint venture in Mexico, Vitrocrisa, which will produce approximately 15% of our glassware needs in 2000."

Meier continued, "We have our work cut out for us, with a competitive market place and rising commodity prices, including natural gas and packaging costs, but our ability to improve manufacturing efficiencies and sourcing arrangements will help offset rising costs. Additionally, our Libbey associates are better focused on our mission at hand--to achieve a track record of solid and sustainable growth in profits and cash flow. For the year 2000, our goals remain to reach $475 million in sales, $84 million in income from operations and $48 million in net income."

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per unit increases in the costs for natural gas, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States; major slowdowns in the retail, travel or entertainment industries in the United States or Canada; and whether the



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company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

-    is the largest producer of glass tableware in North America;

-    is a leading producer of tabletop products for foodservice users;

-    exports to more than 100 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 1999, its net sales totaled $460.6 million.

     FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOLS "LBY."
                OR, VISIT LIBBEY INC.'S WEBSITE AT www.libbey.com

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